Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 34 to the Registration Statement No. 811-07205 on Form N-1A of Variable Insurance Products Fund III, of our reports each dated February 14, 2006 appearing in the Annual Reports on Form N-CSR to Shareholders of VIP Aggressive Growth Portfolio, VIP Growth & Income Portfolio, VIP Growth Opportunities Portfolio, VIP Value Strategies Portfolio; of our report dated February 15, 2006 appearing in the Annual Report on Form N-CSR to Shareholders of VIP Balanced Portfolio; and of our report dated February 17, 2006 appearing in the Annual Report on Form N-CSR to Shareholders of VIP Dynamic Capital Appreciation Portfolio, for the year ended December 31, 2005.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
April 26, 2006